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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

         Employment Agreement dated and effective as of November 9, 1999 (this "Agreement"), between NANOPHASE TECHNOLOGIES CORPORATION, a Delaware corporation (with its successors and assigns, referred to as the "Company"), and JOSEPH CROSS (referred to as "Cross").

                              PRELIMINARY STATEMENT

         The Company desires to continue employing Cross, and Cross wishes to continue being employed by the Company, upon the terms and subject to the conditions set forth in this Agreement all of which are related to Cross's employment with the Company. Cross and the Company therefore agree as follows:

                                    AGREEMENT

         1. EMPLOYMENT FOR TERM. The Company employs Cross, and Cross accepts employment with the Company, beginning on the date of this Agreement and continuing until terminated pursuant to Section 6 below (the "Term").

         2. POSITION AND DUTIES. During the Term, Cross shall serve as the president and chief executive officer of the Company. During the Term, Cross shall also (i) hold such additional positions and titles as the Board of Directors of the Company (the "Board") may determine from time to time, and (ii) serve as a member of the Board until such time as he may resign or be removed, or until his successor may be duly qualified and elected. During the Term, Cross shall devote substantially all of his business time and best efforts to his duties as an employee, officer and director of the Company.

         3.  COMPENSATION.

         (a) BASE SALARY. The Company shall pay Cross a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $220,000 per annum, payable on the Company's regular pay cycle for professional employees. Cross may be entitled to additional compensation for his service as a member of the Board, as determined by the Board in its sole discretion.

         (b) BONUS PAYMENT. The Company shall pay Cross a bonus of $50,000 by January 15, 2000, in recognition of his service to the Company prior to the date of this Agreement and in consideration for his accepting his obligations under the covenants in Section 8 of this Agreement. Cross may be eligible for additional bonuses for services to be performed as an officer and employee of the Company for calendar year 2000 and subsequent years, as determined by the Board in its sole discretion.

         (c) STOCK OPTIONS. Subject to the provisions of the Company's Amended and Restated 1992 Stock Option Plan ("Plan"), and as determined by the Board in its sole discretion,


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Cross shall be eligible for such stock grants or stock option grants as the
Board deems appropriate.

         (d) RELOCATION REIMBURSEMENTS. The Company agrees to pay to or on behalf of Cross the following costs and expenses, as and when incurred by Cross or otherwise as specifically set forth below, subject to receipt by the Company of appropriate documentation or other evidence of such expenses: (i) reasonable out-of-pocket expenses incurred by Cross in the physical move of his family and household from his current residence to the Chicago Metropolitan area (including transport of automobiles and packing and unpacking expenses); (ii) out-of-pocket costs for reasonable living expenses, including housing, utilities and a rental or leased automobile, for the period commencing with the first day of the Term through July 1, 2000, or for such time as may be necessary for Cross to sell his current residence and relocate to the Chicago Metropolitan area, but in any event no later than July 1, 2000; (iii) out-of-pocket economy class commuting costs (including air travel and parking expenses) to and from his current residence and Chicago, Illinois each weekend for such reasonable time as may be necessary to relocate his family to the Chicago Metropolitan area, but in any event no later than a reasonable time; (iv) reimbursement for out-of-pocket economy-class travel expenses to Chicago for Cross' wife for up to three (3) trips in connection with the relocation; (v) the services of a relocation advisor in the Chicago Metropolitan area; (vi) realtor fees, attorneys' fees and closing costs actually paid by Cross and related to the sale by Cross of his current residence, in an aggregate amount not to exceed 7% of the gross sales price of such residence; (vii) $27,000 as reimbursement for incidental costs and expenses incurred by Cross in the relocation of his family to the Chicago Metropolitan area; (viii) realtor fees, attorneys' fees, loan origination and application fees and closing costs actually paid by Cross and related to the purchase by Cross of a residence in the Chicago Metropolitan area, payable on or before July 1, 2000, unless a later date is agreed upon by Cross and the Company; (ix) except for moving expenses reimbursed by the Company pursuant to this Agreement and which do not constitute taxable income to Cross for federal income tax purposes, cash in the amount of 38% of the total actual out-of-pocket relocation expenses incurred by Cross and paid or reimbursed by the Company under these Sections 3(d)(i) through 3(d)(ix) (and further including the amount paid to Cross pursuant to subsection 3(d)(vii) above) which are required to be included in Cross' gross income for federal and state income tax purposes in calendar years 1999 and 2000, and such reasonable percentage (as agreed upon by the Chairman of the Board or his designee and Cross in order to facilitate Cross' not incurring any increased taxable income due to his receipt of the Company's relocation reimbursements under this Section 3(d)) of the amount of such expenses incurred by Cross and paid or reimbursed by the Company under this
Section 3(d) in calendar years 1999 and 2000; and (x) an amount of $1,500 per month commencing with the first month for which Cross is obligated to make a mortgage payment on a principal residence in the Chicago Metropolitan area, and for each of the next succeeding twenty-three (23) months thereafter.

         (e) OTHER AND ADDITIONAL COMPENSATION. Sections 3(a), 3(b), 3(c) and 3(d) establish minimum salary, reimbursement, bonus, option grant and stock grant levels for Cross during the Term, and shall not preclude the Board from awarding Cross a higher salary, stock grants or stock options at any time, nor shall they preclude the Board from awarding Cross additional bonuses or other compensation in the discretion of the Board.



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         4.  EMPLOYEE BENEFITS. During the Term, Cross shall be entitled to the employee benefits made available by the Company generally to all other employees of the Company, and shall be entitled to four (4) weeks vacation in the twelve month period ending November 15, 2000, subject to adjustment based on subsequent changes in the Company's vacation policy from time to time applicable to the Company's officers generally.

         5. EXPENSES. Without limitation of Section 3(d) above, the Company shall reimburse Cross for actual out-of-pocket expenses reasonably incurred by him in the performance of his services as an officer and employee of the Company in accordance with the Company's policy for such reimbursements applicable to employees generally, and upon receipt by the Company of appropriate documentation and receipts for such expenses.

         6.  TERMINATION.

        (a)  GENERAL. The Term shall end (i) immediately upon Cross' death, or
(ii) upon Cross becoming disabled (within the meaning of the Americans With Disabilities Act of 1991, as amended) and unable to perform fully all essential functions of his job, with or without reasonable accommodation, for a period of 150 calendar days. Either Cross or the Company may end the Term at any time for any reason or no reason, with or without Cause, in the absolute discretion of Cross or the Board (but subject to each party's obligations under this Agreement), provided that Cross will provide the Company with at least thirty
(30) days' prior written notice of his resignation from his positions as an officer and employee with, and director of, the Company. Upon receipt of such written notice, the Company, in its sole discretion, may accelerate the effective date of such resignation to such date as the Company deems appropriate, provided that Cross shall receive the compensation required under
Section 3 of this Agreement for the full thirty (30) day period.

        (b) NOTICE OF TERMINATION. If the Company ends the Term, it shall give Cross at least thirty (30) days prior written notice of the termination, including a statement of whether the termination was for "Cause" (as defined in Section 7(a) below). Upon delivery of such written notice, the Company, in its sole discretion, may accelerate the effective date of such termination to such date as the Company deems appropriate, provided that Cross shall receive the compensation required under Section 3 of this Agreement for the full thirty (30) day period. The Company's failure to give notice under this Section 6(b) shall not affect the validity of the Company's termination of the Term or Cross' employment, nor shall the lack of such notice entitle Cross to any rights or claims against the Company other than those arising from Cross' right to receive the compensation required under Section 3 of this Agreement for the full thirty
(30) day period.


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         7.  SEVERANCE BENEFITS.

        (a) "CAUSE" DEFINED. "Cause" means (i) willful and gross malfeasance or misconduct by Cross in connection with his employment; (ii) Cross' gross negligence in performing any of his duties under this Agreement; (iii) Cross' conviction of, or entry of a plea of guilty or nolo contendere with respect to, any felony or a misdemeanor reflecting upon Cross' honesty; (iv) Cross' breach of any material written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government contract or regulation; or (v) breach by Cross of any of the material terms and conditions of this Agreement.

        (b) TERMINATION WITHOUT CAUSE. If the Company ends the Term other than for Cause, or if the Term ends due to Cross' death or disability under Section 6(a) of this Agreement, (i) the Company shall pay Cross an amount equal in annual amount to his base salary in effect at the time of termination during the period (the "Severance Period") of fifty- two (52) full weeks after the effective date of termination, payable in proportionate amounts on the Company's regular pay cycle for professional employees and (if the last day of the Severance Period is not the last day of a pay period) on the last day of the Severance Period, and (ii) any stock options granted to Cross prior to termination shall become fully vested, and shall immediately become exercisable (by Cross, or upon his death or disability, by his heirs, beneficiaries and personal representatives) in accordance with the applicable option grant agreements and the Plan.

        (c) TERMINATION FOR ANY OTHER REASON. If the Company ends the Term for Cause, or if Cross resigns as an employee, officer or director of the Company, then the Company shall have no obligation to pay Cross any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law (or, with respect to the Options, as set forth in the Plan or the applicable option grant agreements), be forfeited immediately upon the end of the Term. In addition, upon the end of the Term for any reason other than the death of Cross, Cross shall tender his resignation as a member of the Board as of such date in form acceptable to the Company.

         8.  ADDITIONAL COVENANTS.

        (a) CONFIDENTIALITY. Cross agrees to execute the Company's standard form of Confidentiality and Proprietary Rights Agreement promptly upon execution of this Agreement.

        (b) "NON-COMPETITION PERIOD" DEFINED. "Non-Competition Period" means the period beginning at the end of the Term and ending two years thereafter.

         (c) COVENANTS OF NON-COMPETITION AND NON-SOLICITATION. Cross acknowledges that his services pursuant to this Agreement are unique and extraordinary, that the Company relies upon Cross for the development and growth of its business and related functions, and that he will develop personal relationships with significant customers and suppliers of the Company

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and have control of confidential information concerning, and lists of customers of, the Company. Cross further acknowledges that the business of the Company is international in scope and cannot be confined to any particular geographic area. For the foregoing reasons, and in consideration of the benefits available to Cross under Sections 3(b), 3(d) and 7(c) of this Agreement, Cross covenants and agrees that during both the Term of this Agreement and the subsequent Non-Competition Period, Cross shall not, in any manner, directly or indirectly, engage in, be financially interested in, represent, render any advice or services to, or be employed by, or otherwise affiliated with, any other business (conducted for profit or not for profit) which is principally or materially engaged in or is competitive with the Company's business of developing, producing, coating, refining, forming, marketing, supplying or selling nanocrystalline and ultrafine powders. For the reasons acknowledged by Cross at the beginning of this Section 8(c), Cross additionally covenants and agrees that during the Non-Competition Period, Cross shall not, directly or indirectly, whether on his own behalf or on behalf of any other person or entity, in any manner (A) contact, accept or solicit the business of any person or entity that was a customer, supplier or contractor of or to the Company for the purpose of obtaining business of the type performed by the Company, or (B) contact, accept or solicit or attempt to solicit for employment or engagement any persons who were officers or employees of the Company upon the date of termination of his employment or at any time during a 180 day period preceding the date of termination, or aid any person or entity in any attempt to hire or engage any such officers or employees of the Company. The foregoing restrictions shall not preclude Cross from the ownership of not more than three percent (3 %) of the voting securities of any corporation whose voting securities are registered under Section 12(g) of the Securities Exchange Act of 1934, even if its business competes with that of the Company.

        (d) REMEDIES.

           (i) INJUNCTION. In view of Cross' access to the Company's confidential information, and in consideration of the value of such property to the Company, Cross acknowledges that the covenants contained in this Section 8 are necessary to protect the Company's interests in its proprietary information and trade secrets and to protect and maintain customer and supplier relationships, both actual and potential, which Cross would not have had access to or involvement in but for his employment with the Company. Cross confirms that enforcement of the covenants in Section 8 will not prevent him from earning a livelihood. Cross further agrees that in the event of his actual or threatened breach of any covenant in this Section 8, the Company would be irreparably harmed and the full extent of resulting injury would be impossible to calculate, and the Company therefore will not have an adequate remedy at law. Accordingly, Cross agrees that temporary and permanent injunctive relief are appropriate remedies for any such breach, without bond or security; provided that nothing herein shall be construed as limiting any other legal or equitable remedies available to the Company.

           (ii) ENFORCEMENT. Cross shall pay all costs and expenses (including, without limitation, court costs, investigation costs, expert witness and attorneys' fees) incurred by the Company in connection with the Company's successfully enforcing its rights under this Agreement. The Company shall be entitled to disclose the contents of this Agreement or to deliver a copy of it to any person or entity whom the Company believes Cross has solicited.



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                  (iii) ARBITRATION. No dispute arising from Cross' actual or threatened breach of any covenant in this Section 8 shall be subject to arbitration. However, any other dispute or claim arising from any other provision of this Agreement, or relating to Cross' employment or service as an officer (whether based on statute, regulation, contract, tort or otherwise), shall be submitted to arbitration before a single arbitrator pursuant to the Employment Arbitration Rules of the American Arbitration Association. Any such arbitration shall be conducted in Chicago, Illinois. An arbitration award rendered under this Section 8(c)(iii) shall be final and binding on the parties and may be submitted to any court of competent jurisdiction for entry of a judgment thereon in accord with the Illinois Arbitration Act or the Federal Arbitration Act.

        9. SUCCESSORS AND ASSIGNS.

       (a) CROSS. This Agreement is a personal contract, and the rights and interests that this Agreement accords to Cross may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. Except to the extent contemplated in Section 7(c) above, Cross shall not have any power of anticipation, alienation or assignment of the payments contemplated by this Agreement, all rights and benefits of Cross shall be for the sole personal benefit of Cross, and no other person shall acquire any right, tide or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Cross. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Cross and his personal representatives, distributees and legatees.

       (b) THE COMPANY. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its successors and assigns, including but not limited to any person or entity that may acquire all or substantially all of the Company's assets or business or with which the Company may be consolidated or merged. This Agreement shall continue in full force and effect in the event the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets; provided that upon the closing of any such sale, merger, consolidation, combination or affiliation, any stock options granted to Cross prior to such closing shall become fully vested and shall immediately become exercisable in accordance with the applicable option grant and the Plan. The Company's obligations under this Agreement shall cease, however, if the successor to the Company, the purchaser or acquirer either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company's obligations under this Agreement (and deliver an executed copy of such assumption to Cross), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement; provided, however, that such successor or purchaser shall include in its written assumption of the Company's obligations under this Agreement the provisions that (a) the successor or purchaser shall not materially alter Cross' responsibilities, compensation, assigned work location or title under this Agreement without Cross' prior written consent, and (b) at Cross' option, any such material alteration made without Cross' prior written consent shall constitute Termination Without Cause under Section 7(b) of this Agreement.

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         10. ENTIRE AGREEMENT. This Agreement and the other agreements referenced herein represent the entire agreement between the parties concerning Cross's employment with the Company and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Cross and the Company relating to the subject matter of this Agreement. The parties specifically agree that upon the Company's execution of this Agreement, the Company shall have no further obligations of any kind to Cross under any prior employment agreement between the parties including that certain employment agreement dated November 9, 1998.

         11. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Cross and by a duly authorized officer of the Company other than Cross. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

         12. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or by facsimile to the recipient at the address below indicated:

                  To the Company:

                           Nanophase Technologies Corporation
                           453 Commerce Street
                           Burr Ridge, IL 60521
                           Attn: Chief Executive Officer
                           Facsimile: (630) 323-1221







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                   To Executive:

                           Joseph Cross
                           1200 Willow Oaks Trail
                           Matthews, NC 28105

or such other address or facsimile number, or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered, or one day after deposit, if sent by courier, when confirmed received if sent by facsimile, or if mailed, five days after deposit in the U.S. first-class mail, postage prepaid.

         13. SEVERABILITY. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable to any extent, the remainder of this Agreement shall not be affected, but shall remain in full force and effect. If any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely of no effect; instead, it is the intention of both the Company and Cross that any court of competent jurisdiction shall interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions as shall be enforceable under the applicable law.

         14. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         15. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

         16. WITHHOLDING TAXES. Except as otherwise specifically set forth in
Section 3(d) above, all salary, benefits, reimbursements and any other payments to Cross under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of any federal, state or local authority.

         17. APPLICABLE LAW: JURISDICTION. The laws of the State of Illinois shall govern the interpretation of the terms of this Agreement, without reference to rules relating to conflicts of law.



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         18. LIMITATION ON CLAIMS. CROSS AGREES THAT HE WILL NOT COMMENCE ANY
ACTION, CLAIM OR SUIT RELATING TO MATTERS ARISING FROM HIS EMPLOYMENT WITH THE COMPANY (IRRESPECTIVE OF WHETHER SUCH ACTION, CLAIM OR SUIT ARISES FROM THE TERMS OF THIS AGREEMENT) LATER THAN SIX MONTHS AFTER THE FIRST TO OCCUR OF (a) THE DATE SUCH CLAIM INITIALLY ARISES OR (b) THE DATE OF TERMINATION OF EMPLOYMENT FOR ANY REASON WHATSOEVER. CROSS EXPRESSLY WAIVES ANY APPLICABLE STATUTE OF LIMITATION TO THE CONTRARY.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.



       /s/ Joseph Cross
------------------------------
       JOSEPH CROSS



NANOPHASE TECHNOLOGIES
CORPORATION


By:    /s/ David L. Weinstein
       -------------------------
           David L. Weinstein
           One of Its Attorneys





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